Exhibit 10.38





THIRD AMENDMENT TO THE
ALAMCO, INC. SAVINGS AND PROTECTION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1991)


Pursuant to Section 11.1 of the Alamco, Inc. Savings and Protection Plan, effective as of October 1, 1987, as amended and restated as of January 1, 1991 (the "Plan"), and resolutions adopted by the Board of Directors of Alamco, Inc., the Plan is hereby amended, effective January 1, 1993 in the following respects:

1. Section 2.11 is amended by inserting the following paragraph at the end thereof:

In addition to other applicable limitations set forth in the Plan, and notwith-standing any other provision of the Plan to the contrary, for Plan Years begin-ning on or after January 1, 1994, the annual Compensation of each Employee taken into account under the Plan shall not exceed the OBRA'93 annual Compensation limit. The OBRA'93 annual Compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding twelve (12) months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than twelve (12) months, the OBRA'93 annual Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve (12). For Plan Years beginning on or after January 1, 1994, any reference in the Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA'93 annual Compensation limit set forth in this provision.

2. Section 11.1(a) is amended and restated to read in its entirety as fol-lows:

            (a) The Employer reserves the right to amend this Plan by action of its Board of Directors taken in accordance with the Employer's charter and By-Laws and applicable law. All amendments shall be in writing. Amendments to the Plan shall be effective as of the date designated in the amendment, or in the absence of any designation, as of the date of execution.

3. A new Article XIV is hereby added to read in its entirety as set forth below, former Articles XIV and XV are redesignated as Articles XV and XVI, respectively, and all section numbers and cross-references are renumbered as appropriate:


ARTICLE XIV
CERTAIN SPECIAL DISTRIBUTION RULES

      14.1 Direct Rollovers. This section applies to distributions made on or after January 1, 1993. Certain capitalized terms used in this Section 14.1 shall have the respective meanings set forth in Section 14.2. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Dist-ributee's election under this section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

      14.2   Definitions.

            (a) "Eligible Rollover Distribution" means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

                  (1) Any distribution that is one of a series of substan-tially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten years or more;

                  (2) Any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and

                  (3) The portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

            (b) "Eligible Retirement Plan" means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in
Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

            (c)   "Distributee" means an Employee or former Employee.   In
addition, the Employee's or former Employee's surviving spouse and the Employee- 's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

            (d) "Direct Rollover" means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

      14.3 Commencement of Distributions. If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than thirty (30) days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

            (a) The Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option); and

            (b) The Participant, after receiving the notice, affirmatively elects a distribution.

IN WITNESS WHEREOF, Alamco, Inc. has caused this Third Amendment to be signed by its duly authorized officers as of this 9th day of November, 1994.


            ATTEST:                                      ALAMCO, INC.


            /s/ Jane Merandi                    /s/ John L. Schwager
            Corporate Secretary                President and Chief Executive
                                               Officer